Exhibit 99.1

CONTACTS Investors: Larry Waisanen (703) 480-3670 Media: Peggy Disney (703) 480-6623

Lafarge North America Reports Second Quarter Results

•	Net income from continuing operations up 45 percent
•	Sales up 15 percent
•	Board increases quarterly cash dividend

HERNDON, VA, August 3, 2004 — Lafarge North America Inc. (NYSE & TSX: LAF), the leading supplier of construction materials in the U.S. and Canada, today reported second-quarter 2004 net income of $102 million, or $1.34 per share diluted. The results compare to net income of $73.9 million, or $1.00 per share diluted, in the second quarter 2003. Excluding net income from Lafarge Florida Inc., which was sold in August 2003, net income from continuing operations in the second quarter 2003 was $70.6 million, or $0.96 per share diluted.

Operating income in all business segments was up sharply compared with the year-ago quarter as earnings were positively affected by stronger demand in most markets and higher prices in cement, gypsum and aggregates. The strengthening of the Canadian dollar also contributed approximately $8 million to operating income during the quarter, but was completely offset by increased pension and post-retirement costs.

“Our businesses got off to a very good start during the first half, capitalizing on improved economic and weather conditions to generate significant increases in operating income compared with last year,” said Philippe Rollier, president and chief executive officer of Lafarge North America. “Looking forward to the balance of 2004, comparisons will be more challenging due to the strong demand and good fourth-quarter weather we experienced during the second half of 2003. However, with more favorable cement and gypsum pricing environments and our solid performance during the first half of this year, we expect to achieve strong growth in full-year earnings from continuing operations.”

Consolidated net sales were up 15 percent over last year to $989.9 million. Excluding the favorable Canadian exchange rate effect, net sales were 12 percent higher than last year. U.S. net sales increased 11 percent compared with last year, while Canadian sales increased 15 percent in local currency.

Second-Quarter Results by Operating Segment

Construction Materials

The construction materials segment reported an operating profit of $70.8 million in the quarter, 36 percent higher compared with $52.0 million during the second quarter 2003. The positive contribution of higher volumes in all product lines and higher aggregate prices was partially offset by increased repair and maintenance costs and costs associated with increased draw down of inventories. The strengthening of the Canadian dollar contributed $4.7 million to operating income in the quarter. Pension and post-retirement expenses during the quarter increased $4 million over the same period last year, largely offsetting that gain.

Net sales during the quarter were $583.8 million, up 12 percent over last year, or 9 percent higher excluding the favorable impact of the exchange rate.

Aggregate (crushed stone, sand and gravel) shipments totaled 36.8 million tons during the quarter, 17 percent above 2003 levels, due to a stronger economic environment and more favorable weather. Volumes in the U.S. were up 13 percent compared with the year-ago quarter. Stronger market conditions in the Great Lakes, Maryland and Missouri offset slightly declining activity in Colorado following the completion of a major highway construction project in 2003. Volumes in Canada were up 22 percent compared with the second quarter 2003 primarily due to higher construction activity in Vancouver and Edmonton. Average aggregate selling prices during the quarter were up 3 percent in the U.S. and were up slightly in Canada, contributing to improved profitability year-over-year.

Ready-mixed concrete volumes improved 7 percent over the same period last year to 3.2 million cubic yards. In Canada, they increased 12 percent due to increased project work, particularly in western Canada. Shipments in the U.S. were in line with last year as strong volumes in Maryland and New Mexico offset lower activity in Louisiana following completion of the New Orleans airport project. Average ready-mix margins declined compared with last year, primarily due to soft market conditions in Denver, competitive pricing in Montreal and increased raw materials costs.

Excluding the portable highway paving activities that the company exited in certain Western states during 2003, revenues were up 12 percent to $160.8 million compared with last year due to a higher level of carryover work and favorable weather. Excluding the exchange rate impact, revenues were up 8 percent. However, asphalt and paving activities do not generally reach high levels until the third quarter of the year.

Cement

The cement segment reported an operating profit of $112.4 million during the quarter, 8 percent higher compared with the second quarter 2003. The improvement reflects increased sales volumes and lower fixed costs. Growth in profitability was dampened by increased energy costs and higher volumes of cement imported to meet increased customer demand in some regions of the U.S. The strengthening of the Canadian dollar contributed $3.9 million to operating income in the quarter. Pension and post-retirement expenses in the quarter increased by $2.3 million over the same period last year, partially offsetting this gain.

Net sales from continuing operations were $375 million, an increase of 15 percent compared with last year. Excluding the favorable impact of the exchange rate, revenues were up 13 percent from the same period in 2003. U.S. volumes were up 14 percent over last year with strong demand in all regions. Canadian volumes were up 10 percent principally due to strong demand in western Canada.

Average cement prices, excluding the exchange rate, were up 1 percent (approximately $1 per ton) from levels in the same quarter last year. U.S. cement prices have now recovered from the declines experienced during the second half of 2003. Average prices during the current quarter in the U.S. were up more than 2 percent compared with the fourth quarter 2003, and 3 percent above levels in the first quarter 2004. This recovery is primarily driven by the successful implementation of price increases in a majority of the company’s markets, ranging from $2 to $4 per ton. A second round of price increases, between $3 and $5 per ton, was implemented on August 1 in most U.S. markets.

Gypsum

The gypsum segment reported its fourth consecutive quarterly profit, earning $7 million compared with a loss of $3.2 million in the second quarter 2003. Strong sales volumes and higher selling prices offset higher operating costs, resulting in a $10.2 million improvement in operating income compared with the second quarter 2003.

Net sales were $79.4 million, an increase of 32 percent over the year-ago quarter. Wallboard sales volumes increased to 542 million square feet (msf), 8 percent higher compared with the same period last year, due largely to continued high levels of activity in residential construction and renovation in both U.S. and Canadian markets. In response to increased demand, the company’s gypsum plants ran at full capacity during the entire quarter, except for the Buchanan, New York, plant which lost 21 days in June due to the receipt of out-of-specification gypsum raw material. Costs associated with the loss of these production days during a period of peak demand negatively impacted operating income during the quarter.

The average mill net price of $120 per msf during the quarter was 25 percent higher compared with the second quarter 2003. Five price increases have been successfully implemented since August 2003, and an additional increase was implemented on July 19, 2004.

Manufacturing costs increased compared with last year due to higher paper and energy costs. Higher levels of production activity during the quarter also generated increased maintenance and labor costs, which were partially offset by improved plant productivity.

Consolidated Six Months Results

For the first half of 2004, Lafarge North America recorded a net income of $31.2 million, or $0.41 per share diluted, compared with a net loss of $13.2 million, or $0.18 per share diluted, during the same period last year.

Consolidated net sales for the first half of 2004 were $1.5 billion, an increase of 18 percent over the first half of 2003. Excluding the favorable exchange rate effect, sales were up 14 percent from last year.

Lafarge North America’s financial position continued to strengthen during the first half. As of June 30, 2004, the company’s total debt was $790 million compared with $1,045.7 million at the end of the first half of 2003. Including cash, cash equivalents and short-term investments of $497.1 million in 2004, and $404 million in 2003, net debt was $292.9 million as of June 30, 2004 compared with $641.6 million as of June 30, 2003.

Outlook

The company is very encouraged by the continued strong level of construction activity during the first half of the year. Lafarge North America experienced strong volume growth in all of its product lines and made solid price gains in cement and gypsum during the second quarter. The company expects the pricing environment for its products to continue to strengthen, and that additional price increases will be realized during the second half. Some of these pricing gains will be offset by continued pressure on energy, pension and post-retirement expenses.

Third quarter volumes are expected to be similar to the levels experienced during the same period last year when construction activity was also very strong. Fourth-quarter volumes will be largely determined by weather conditions, and year-over-year comparisons will be affected by relatively strong volumes during the fourth quarter 2003 due to favorable year-end weather conditions in many markets.

The company expects to realize strong growth in earnings from continuing operations in 2004 compared with 2003, excluding gains on asset divestitures in both years.

Quarterly Dividend Declared

Reflecting the company’s strong financial condition, improved operating performance and solid future prospects, the Board of Directors today approved a 10 percent increase in quarterly cash dividends. The new quarterly cash dividend is twenty-two cents ($0.22) per share of Lafarge North America common stock, up from the level of twenty cents ($0.20) per share established in July 2003. The dividend is payable on September 1, 2004 to shareholders of record on August 16, 2004. The increased dividend is equivalent to an annual rate of $0.88 per share.

Stock Repurchase Plan

In May 2003, the board of directors approved a stock repurchase plan authorizing the company to spend up to $50 million to repurchase its common stock. The plan allows Lafarge North America, at management’s discretion, to buy back its common stock from time to time in the market or through privately negotiated transactions through December 31, 2004. During the first half 2004, the company repurchased 186,200 shares at an average price of $41.30 per share. From the inception of the program through June 30, 2004, the company has repurchased 214,400 shares for a total of $8.6 million at an average price of $39.91 per share.

Conference Call

Lafarge North America will broadcast its earnings conference call over the Internet beginning at 11 a.m., Eastern Daylight Time, on Wednesday, August 4, 2004. Interested investors may log on to the company’s Web site for further information at www.lafargenorthamerica.com. The conference call will also be archived on the company’s Web site for 90 days after the event.

Profile

Lafarge North America is the U.S. and Canada’s largest diversified supplier of construction materials such as cement and cement-related products, ready-mixed concrete, gypsum wallboard, aggregates, asphalt and concrete products. The company’s materials are used in residential, commercial, institutional and public works construction across the U.S. and Canada. In 2003, net sales exceeded $3.3 billion.

Lafarge North America’s majority shareholder is Lafarge (Paris Stock Exchange: LG; NYSE: LR). The Lafarge Group is the world leader in building materials, with 75,000 employees in 75 countries. It holds top-ranking positions in all four of its divisions: Cement, Aggregates and Concrete, Roofing and Gypsum. In 2003, the Lafarge Group recorded sales of more than 13.6 billion euros.

Statements made in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Some of the factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: the cyclical nature of the company’s business; national and regional economic conditions in the U.S. and Canada; Canadian currency fluctuations; seasonality of the company’s operations; levels of construction spending in major markets; supply/demand structure of the industry; competition from new or existing competitors; unfavorable weather conditions during peak construction periods; changes in and implementation of environmental and other governmental regulations; our ability to successfully identify, complete and efficiently integrate acquisitions; our ability to successfully penetrate new markets; and other factors disclosed in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. In general, the company is subject to the risks and uncertainties of the construction industry and of doing business in the U.S. and Canada. The forward-looking statements are made as of this date and the company undertakes no obligation to update them, whether as a result of new information, future events or otherwise.

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Visit the Lafarge North America Web site at www.lafargenorthamerica.com

LAFARGE NORTH AMERICA INC.

Consolidated Income Statement Information (1)
(unaudited and in thousands, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
Net Sales from Continuing Operations
Construction materials	$583,794	$519,309	$870,500	$747,934
Cement	375,018	325,923	552,031	474,811
Gypsum	79,421	60,337	153,453	117,496
Eliminations	(48,342)	(43,878)	(77,224)	(66,811)

Total Net Sales from Continuing Operations	$989,891	$861,691	$1,498,760	$1,273,430

Income (Loss) from Continuing Operations
Construction materials	$70,788	$52,017	$7,185	$(15,320)
Cement	112,444	104,430	94,207	73,969
Gypsum	6,978	(3,237)	11,511	(8,677)

	190,210	153,210	112,903	49,972
Corporate and unallocated expenses (2)	(23,815)	(26,495)	(45,795)	(43,214)

Total Income from Continuing Operations Before Interest and Income Taxes	166,395	126,715	67,108	6,758
Minority interest	(1,675)	(1,909)	(3,401)	(3,584)
Interest expense, net	(6,819)	(13,977)	(14,026)	(27,003)

Earnings (Loss) from Continuing Operations Before Income Taxes	157,901	110,829	49,681	(23,829)
Income tax benefit (expense)	(55,913)	(40,255)	(18,487)	6,946

Net Income (Loss) from Continuing Operations	101,988	70,574	31,194	(16,883)
Income from discontinued operations, net of tax(3)	—	3,299	—	6,944
Change in accounting principle, net of tax	—	—	—	(3,214)

Net Income (Loss)	$101,988	$73,873	$31,194	$(13,153)

Net Income (Loss) per Share
From continuing operations - basic	$1.37	$0.96	$0.42	$(0.23)
From discontinued operations - basic	—	0.05	—	0.09
Cumulative effect of change in accounting principle - basic	—	—	—	(0.04)

Net income (loss) per share - basic	$1.37	$1.01	$0.42	$(0.18)

From continuing operations - diluted	$1.34	$0.96	$0.41	$(0.23)
From discontinued operations - diluted	—	0.04	—	0.09
Cumulative effect of change in accounting principle - diluted	—	—	—	(0.04)

Net income (loss) per share - diluted	$1.34	$1.00	$0.41	$(0.18)

Average Number of Shares Outstanding
Basic	74,225	73,168	74,063	73,152
Diluted	76,061	73,619	75,854	73,152

NOTES:

(1)	Because of seasonal, weather-related conditions in several of the company’s marketing areas, earnings in any one quarter should not be considered as indicative of the results for a full year.

(2)	Corporate and unallocated expenses for the six months ended June 30, 2004 include a loss of $1.7 million on divestitures of non-strategic businesses and other assets, compared to losses of $2.4 million and $1.9 million reflected in the three and six months ended June 30, 2003, respectively.

(3)	Income from discontinued operations relates to Lafarge Florida Inc. The sale was completed in August 2003.

Consolidated Balance Sheet Information
(in thousands)

	June 30		December 31
	2004	2003	2003
	(unaudited)	(unaudited)	(audited)
Assets from Continuing Operations:
Cash, cash equivalents and short-term investments	$497,096	$404,031	$699,217
Other current assets	1,082,970	1,118,052	945,361
Property, plant and equipment, net	2,339,287	2,294,346	2,369,452
Other long-term assets	800,155	720,557	752,634

Total Assets from Continuing Operations	4,719,508	4,536,986	4,766,664
Assets from Discontinued Operations:(1)
Net current assets	—	19,279	—
Net noncurrent assets	—	14,160	—

Total Assets from Discontinued Operations	—	33,439	—

Total Assets	$4,719,508	$4,570,425	$4,766,664

Liabilities and Shareholders’ Equity from Continuing Operations:
Short-term debt	$75,538	$327,851	$1,775
Other current liabilities	498,641	448,852	570,582
Long-term debt	714,497	717,812	715,391
Other long-term liabilities	820,645	755,982	819,274
Shareholders’ equity	2,610,187	2,317,107	2,659,642

Total Liabilities and Shareholders’ Equity from Continuing Operations	4,719,508	4,567,604	4,766,664
Current Liabilities from Discontinued Operations(1)	—	2,821	—

Total Liabilities and Shareholders’ Equity	$4,719,508	$4,570,425	$4,766,664

Indebtedness
Long-term debt, including current portion	$790,035	$1,045,663	$717,166
Cash, cash equivalents and short-term investments	(497,096)	(404,031)	(699,217)

Total debt, net of cash, cash equivalents and short-term investments	$292,939	$641,632	$17,949

Consolidated Cash Flow Information
(unaudited and in thousands)

	June 30
	2004	2003
Net cash used by operating activities	$(134,889)	$(179,535)
Capital expenditures and acquisitions	(124,970)	(53,960)
Proceeds from property, plant and equipment dispositions	17,112	7,923
Cash provided by financing activities	59,329	217,667
Redemptions (purchases) of short term investments	42,351	(6,313)
Effect of exchange rate changes	(25,162)	46,517
Other	6,459	(7,951)

Net (decrease) increase in cash and cash equivalents	(159,770)	24,348
Cash and cash equivalents at beginning of period	630,644	351,110

Cash and cash equivalents at end of period	$470,874	$375,458

(1) Discontinued operations relate to Lafarge Florida Inc. The sale was completed in August 2003.